Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive Madison Heights, MI 48071 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700

InfuSystem Announces Service Partnership with Eitan Group

Providing infusion pump repair service in North America for Sapphire infusion system

MADISON HEIGHTS, MICHIGAN, August 29, 2019—InfuSystem Holdings, Inc. (NYSE American LLC: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today announced a new service partnership with Eitan Group, a global leader in advanced infusion therapy solutions across the care continuum. InfuSystem will provide expert repair services to Eitan’s suite of infusion systems in the U.S. and Canada, including its flagship Sapphire infusion system.

Richard DiIorio, chief executive officer of InfuSystem, said, “Our partnership with Eitan Group will create savings and improve customer satisfaction for hospitals and homecare pharmacies. As a trusted partner in our industry, InfuSystem services thousands of infusion pumps every month, prioritizing patient safety by delivering our best-in-class infusion pump service, repair, and expertise to healthcare providers in all 50 States and Canada. We are excited to collaborate with Eitan Group on this new service partnership.”

About Eitan Group
Eitan Group is focused on infusion therapy and technologies, developing future-ready systems for hospital care and ambulatory settings, as well as wearable solutions for easy self-administration. Eitan Group initially entered the infusion market in 2009, and a decade later, with data on over 18 million liters of infusions completed, now consists of three affiliate companies: Q Core Medical, Sorrel Medical and Avoset Health. With a focus on innovating patient-centered care, and safety, the Eitan Group is reimagining infusion therapy with connected, software-based solutions.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada. The Company’s stock is traded on the NYSE American LLC under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.